Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-1) and related Prospectus of Ocean Rig UDW Inc. for the registration of common shares and to the incorporation by reference therein of our reports dated March 13, 2012, with respect to the consolidated financial statements and schedule of Ocean Rig UDW Inc., and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Athens, Greece

March 20, 2012